                                                                     EXHIBIT 4.1













                          SOUTHWEST GAS CORPORATION

                DIVIDEND REINVESTMENT AND STOCK PURCHASE PLAN




















                      Amended and Restated March 7, 1995
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                              TABLE OF CONTENTS
                              -----------------

                                                                       PAGE
                                                                       ----

1.          Purpose . . . . . . . . . . . . . . . . . . . . . . . .       1

2.          Participation . . . . . . . . . . . . . . . . . . . . .       1

3.          Plan Enrollment . . . . . . . . . . . . . . . . . . . .       1

4.          Investment of Initial and Optional Payments . . . . . .       2

5.          Reinvestment of Dividends . . . . . . . . . . . . . . .       3

6.          Pricing and Purchasing of Shares. . . . . . . . . . . .       4

7.          Partial Plan Withdrawal . . . . . . . . . . . . . . . .       5

8.          Plan Withdrawal or Termination. . . . . . . . . . . . .       5

9.          Plan Expenses . . . . . . . . . . . . . . . . . . . . .       7

10.         Participant Accounts and Records. . . . . . . . . . . .       7

11.         Custody of Shares and Shareholder Voting. . . . . . . .       7

12.         Rights Offering, Stock Dividends and Stock Splits . . .       8

13.         Administration. . . . . . . . . . . . . . . . . . . . .       8

14.         Amendment, Termination and Suspension of the Plan . . .       9

15.         Responsibility of the Company and Trustee . . . . . . .       9

16.         Tax Withholdings on Dividends . . . . . . . . . . . . .       9

17.         Miscellaneous . . . . . . . . . . . . . . . . . . . . .      10

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                          SOUTHWEST GAS CORPORATION
                DIVIDEND REINVESTMENT AND STOCK PURCHASE PLAN


1.     Purpose
       -------

       The purpose of the Plan is to provide shareholders, natural gas customers and employees of the Company a simple and convenient method of investing in shares of the Company's Common Stock. Shares purchased under the Plan will be either, (i) authorized but unissued shares purchased from the Company or (ii) outstanding shares purchased in the open market or through negotiated transactions ("Open Market" or "Open Market Purchases"). The decision to purchase shares on the Open Market will depend upon the relationship of the market price and book value of the Common Stock. To the extent shares are purchased directly from the Company, the Company will use the proceeds for its continuing construction program and for other corporate purposes.


2.     Participation
       -------------

       2.1 Company shareholders of record, natural gas customers and employees of the Company are eligible to participate in the Plan. Beneficial owners whose shares are held by brokers in street names (or otherwise registered in names other than their own), to be eligible to participate in the Plan, must withdraw their shares from the street name or other names and register them in their own name. Employees whose shares are held by the Company's Employees' Investment Plan ("EIP") do not have to withdraw the shares from the EIP to participate in the Plan.

       2.2 An account may be opened in the participant's own name, in the joint name of the participant and another person, or in the participant's name as custodian for a minor or as trustee for another person by completing the "Enrollment and Authorization Form" (Enrollment Form) in the proper manner.

       2.3 An Enrollment Form will be furnished to you at any time upon request to Shareholder Services, Southwest Gas Corporation, P.O. Box 98511, Las Vegas, Nevada 89193-8511, or by telephoning the Company at
            (702) 876-7280 or (800) 331-1119.


3.     Plan Enrollment
       ---------------

       3.1 Shareholders of record and employees who are participating in the Company's EIP may join the Plan at any time by completing and
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            returning an Enrollment Form.  Natural gas customers and other employees may join the Plan at any time by completing an Enrollment Form and returning it along with a minimum initial investment of $100 to the Company.

       3.2  The Enrollment Form authorizes the Company to do the following:

            (a) INITIAL INVESTMENT--Upon receipt of a minimum initial investment payment of $100 from a natural gas customer or employee of the Company, the Company or the Trustee will purchase Common Stock for the account of the customer or employee on the next Investment Date or during the next Investment Period.

            (b) OPTIONAL PAYMENTS--Upon receipt of optional payments from a minimum of $25 up to a maximum of $50,000 per calendar year, the Company or the Trustee will purchase Common Stock for the participant's account on the next Investment Date or during the next Investment Period.

            (c) DIVIDEND REINVESTMENT--The Company or the Trustee will automatically reinvest dividends on all shares of Common Stock held in Plan accounts on the Investment Date or during the Investment Period that coincides with the payment of dividends for shares of Common Stock. The Company or the Trustee will also automatically reinvest dividends on all of the shares of Common Stock held of record by a participant outside of the Plan. Participants with a total of 250 or more shares of Common Stock will have the option of receiving one-half of their dividends in cash.


4.     Investment of Initial and Optional Payments
       -------------------------------------------

       4.1 The timing for the investment of the initial and optional payments depends upon whether the Common Stock will be purchased directly from the Company, as original issue shares, or in the Open Market. During periods in which the payments will be invested in original issue shares, purchases will occur twice during the month. During periods in which the payments will be invested in shares purchased in the Open Market, purchases will occur once each month.

            (a) ORIGINAL ISSUE PURCHASES--Initial and optional payments received by the Company by the 10th day of any month (or the first business day following the 10th, if such day is not business day) will be invested on the first business day following the 14th day of the month. Initial investment payments received by the Company after the 10th and on or

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                 before the 25th day of any month (or the first business day following the 25th, if such day is not a business day) will be invested as of the first business day of the following month. Such dates are the "Investment Date" for purposes of the Plan.

            (b) OPEN-MARKET PURCHASES--Initial and optional payments received by the 25th day of any month will be invested by the Trustee during the 30-day period commencing on the 26th day of the month. Such period is the "Investment Period" for the purposes of the Plan.

       4.2 Common Stock acquired with initial and optional payments will be original issue Common Stock, so long as the market price of the Company's Common Stock exceeds seventy-five percent (75%) of the book value of the Common Stock, as determined on a quarterly basis.

       4.3 Upon written request received by the Company on or before the next Investment Date or the day before the start of the next Investment Period in which the initial payment is being held by the Company, a customer or an employee may receive the return of the initial payment and become a participant in the Plan, provided that a minimum of $100 is maintained in the Plan. If the customer or employee requests the entire return of the initial payment, the payment will be returned and the individual will no longer be enrolled in the Plan.

       4.4 Upon written request received by the Company on or before the next Investment Date or the day before the start of the next Investment Period in which the optional payment is being held by the Company, a participant may, without withdrawing from the Plan, receive the return of all or part of the optional payment.

       4.5 No interest will be paid on payments received and held by the Company before investment.


5.     Reinvestment of Dividends
       -------------------------

       5.1 Dividends on Common Stock held by a Plan participant, including proportionate dividends on fractional shares, will be reinvested on the Investment Date or Investment Period coinciding with the payment of a dividend for shares of Common Stock. Common Stock dividends have ordinarily been paid on the first business day of March, June, September and December but no assurance can be given that the Company will continue to pay dividends on this basis. When the shares of Common Stock are purchased in the Open Market with

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            reinvested dividends, the Investment Period will be the 30-day period beginning on the 26th day of the month preceding the dividend date.

       5.2 Common Stock acquired with reinvested dividends will be original issue Common Stock, so long as the market price of the Company's Common Stock exceeds seventy-five percent (75%) of the book value of the Common Stock, as determined on a quarterly basis.

       5.3 Dividends on shares of record will be reinvested effective on the next dividend payment date if the shareholder's Enrollment Form is received by the Company by the record date (which is normally the 15th calendar day of the month preceding the month in which a dividend is paid) established for a dividend payment. Instructions received after the record date for a dividend will not be effective until the next dividend payment date following the dividend payment date.

       5.4 Participants must reinvest all of their dividends automatically in additional shares of Common Stock of the Company when the total shares owned by a participant is less than 250 shares. Participants with 250 or more shares have the option of receiving one-half of the quarterly dividends in cash.


6.     Pricing and Purchasing of Shares
       --------------------------------

       6.1 The number of shares to be purchased for each participant on any Investment Date or during the Investment Period will depend upon the amount paid by the participant preceding the Investment Date, the amount of the participant's dividends to be reinvested and the price of the Company's Common Stock on the Investment Date or during the Investment Period. On each Investment Date or at the end of each Investment Period, each participant's account will be credited with that number of shares, including fractional shares computed to four decimal points, equal to the total amount to be invested and reinvested on the participant's behalf, divided by the price of the Common Stock on the Investment Date or during the Investment Period.


       6.2 When purchasing new shares of Common Stock for the Plan from the Company, the price of the shares will be the composite closing price of the Common Stock as reported on the consolidated tape for New York Stock Exchange listed securities administered by the Consolidated Tape Association on the Investment Date or, if no trading in the Common Stock occurs on such date, the composite closing price on the next preceding date on which trading occurred.

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       6.3  When purchasing shares of Common Stock for the Plan in the Open
            Market, the price of the shares will be the weighted average price of all Common Stock acquired by the Trustee during the Investment Period.


7.     Partial Plan Withdrawal
       -----------------------

       7.1 Certificates for shares of Common Stock purchased under the Plan will be issued to participants upon their written request to the Company. Upon receipt of such request, certificates for any number of whole shares credited to a participant's Plan account may be withdrawn from the account and issued to the participant. Any remaining full and fractional shares will continue to be credited to the participant's account. Certificates for shares issued to a participant will be registered in the same name or names in which the participant's Plan account is maintained. Dividends on all of the participant's shares, including those shares for which certificates have been issued, will either be reinvested or paid in cash as provided for in the Plan. Certificates for fractional shares will not be issued under any circumstances.

       7.2 Upon receipt of a written request, the Company will withdraw and sell, through the Trustee, any number of whole shares credited to that participant's Plan account; provided, the participant maintains a minimum of 100 shares in his account. The participant will be charged any related brokerage commissions or service fees and will receive the proceeds of the sale less these amounts.

       7.3 If the partial withdrawal request is received within three business days of the ex-dividend date for a particular dividend or between such date and the record date for that dividend, it will be processed after the record date. Dividends on the shares to be withdrawn will either be reinvested or paid in cash as provided for in the Plan. The participant must have a certified tax identification number on file with the Company before the shares will be sold.

       7.4 Shares credited to the account of a participant may not be assigned or pledged. A participant who wishes to assign or pledge shares must withdraw such shares from the Plan.


8.     Plan Withdrawal or Termination
       ------------------------------

       8.1 A participant may withdraw from the Plan by providing a written request to the Company. Such requests will be processed upon receipt except during the periods commencing three business days prior to the ex-dividend date for a particular dividend through the payment date for that dividend. During that period, such a request

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            will be processed depending upon the time the request is received by the Company. If the request is received within three business days of the ex-dividend date for a particular dividend and on or before the record date for that dividend, the request will be processed after the record date. If the request is received after the record date and on or before the Investment Date or Investment Period for that dividend, the request will not be processed until that dividend is reinvested in the participant's account.

       8.2 When a participant withdraws from the Plan or when the Company terminates the account of a participant, or upon discontinuance of the Plan by the Company, certificates for all shares credited to the participant's account will be issued and a cash payment will be made for fractional shares. Fractional shares will be sold through the Trustee and any brokerage commissions or service fees will be deducted from the proceeds before the cash payment is made.

       8.3 A participant may request that all of the shares, both whole and fractional, credited to his Plan account be sold. If a participant requests a sale, the sale will be made for the account of the participant by the Trustee. A sale request will be processed as provided for in Section 8.1 above. The participant will be charged any related brokerage commissions or service fees, and will receive the proceeds of the sale less these amounts.

       8.4 If the withdrawal request of a participant is received by the Company on or before the record date for a particular dividend, that dividend and all subsequent dividends upon shares registered in the participant's name will be paid directly to the participant. If the request is received after the record date, the withdrawal request will not be processed until that dividend is reinvested in the participant's account. Once the request is processed, all subsequent dividends upon shares registered in the participant's name will be paid directly to the participant.

       8.5 If the withdrawal request of a participant is received by the Company on or before the next Investment Date or the day before the start of the next Investment Period, any payment being held by the Company will be returned. If the request is received after such dates, any payment being held will be reinvested under the Plan.

       8.6 The Company reserves the right to terminate the account of any participant who has not invested and/or reinvested a minimum of $100 in any twelve month period. In addition, the Company reserves the right to terminate the account of any participant if a participant's checks or other form of remittance have not been honored.

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9.     Plan Expenses
       -------------

       There are no expenses charged to participants in connection with purchases of Common Stock under the Plan. All costs of administration of the Plan and any brokerage commissions or service fees incurred resulting from Open Market Purchases of shares of Common Stock will be paid by the Company. However, if a participant requests that the Company sell his shares of Common Stock, any related brokerage commissions or service fees incurred by the Company will be deducted from the proceeds remitted to the participant.


10.    Participant Accounts and Records
       --------------------------------

       10.1 The Company will maintain an account for each participant. All shares purchased for a participant under the Plan will be credited to his account and held for him. When certificates for shares are issued to a participant or shares are sold for his account pursuant to the Plan, such shares will be withdrawn from his Plan account.

       10.2 Each participant in the Plan will receive a quarterly statement of his account. Additional monthly statements will be provided to participants to reflect optional cash purchases or other account transactions. Such statements are a participant's continuing record of the cost of his purchases and should be retained for income tax purposes.

       10.3 In addition, participants will receive each amended Prospectus for the Plan and copies of all communications sent to all other holders of the Company's Common Stock, including the Company's quarterly reports to shareholders, the annual report to shareholders, notice of annual meeting and proxy statement and tax information with respect to dividends paid.


11.    Custody of Shares and Shareholder Voting
       ----------------------------------------

       11.1 Shares of Common Stock purchased by a participant under the Plan will be registered in the name of a nominee of the Company for participants, and will be held by the nominee for participants' accounts until the Company is otherwise instructed by the participant.

       11.2 Shares credited to a participant's account, including fractional shares, will be voted as the participant directs. Participants will receive Plan proxy cards covering total full and fractional shares held under the Plan, enabling them to vote their shares in connection with any annual or special meeting of shareholders. If a

            proxy card is returned to the Company properly signed and marked for voting, all the shares covered by such proxy card will be voted as marked.

       11.3 As in the case of shareholders who are not participating in the Plan, if no instructions are indicated on a properly signed and returned proxy card, all of the participant's shares credited to his Plan account will be voted in accordance with the recommendations of the Company. If the Plan proxy card is not returned, a participant's shares may be voted only if the participant or a duly appointed representative votes in person at the meeting.


12.    Rights Offering, Stock Dividends and Stock Splits
       -------------------------------------------------

       12.1 As shareholders of record, participants will be notified by the Company of a rights offering. Upon receiving such notification, participants should instruct the Company, on or before the record date established for the rights offering, to issue certificates for those shares for which they wish to exercise rights. If the Company does not receive such instructions, the Trustee will sell on the open market the unexercised rights and proportionally credit participant accounts to the extent such rights are not exercised with the proceeds for investment on the next Investment Date or Investment Period.

       12.2 In the event of a stock split or stock dividend, the Company will proportionally credit to each participant's Plan account the additional shares attributable to his interest in the Plan.


13.    Administration
       --------------

       13.1 The Plan shall be administered by the Company's Board of Directors. The Board will have full power to administer the Plan and shall determine questions of interpretation or policy. Further, the Board has the authority to delegate its responsibilities under the Plan to individual officers of the Company, who may, in turn, delegate the day-to-day administration of the Plan to the Shareholder Services department of the Company.

       13.2 The Board will appoint an independent agent/trustee ("Trustee") to act as an independent agent for the Plan participants in purchasing and selling shares for participants in the Open Market. The Trustee will, subject to the objective of obtaining the lowest overall cost of shares purchased, have full discretion as to all matters relating to the purchase and sale of such shares.

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14.    Amendment, Termination and Suspension of the Plan
       -------------------------------------------------

       14.1 The Board of Directors has the right at any time and from time to time to adopt written amendments, amending in whole or in part, any provision of the Plan. The Board also has the right to adopt a written amendment to suspend or terminate the Plan in whole or in part at any time. All Participants will receive notice of any amendment, suspension or termination of the Plan. The notices will be mailed to the participants at the addresses shown on the Company's record.

       14.2 If the Plan is terminated, shares in the Plan accounts will be issued or sold as provided for in Section 8 above.


15.    Responsibility of the Company and Trustee
       -----------------------------------------

       15.1 The Plan provides that the Company and any Trustee appointed by the Company in administering the Plan will not be liable for any act done in good faith or for any good faith omission to act, including, without limitation, any claim of liability: (i) arising out of failure to terminate a participant's Plan participation upon such participant's death prior to receipt of legally sufficient instructions with respect thereto; (ii) with respect to the prices at which shares of Common Stock are purchased or sold for the participant's account and the times when such purchases or sales are made; or (iii) with respect to any fluctuation in the market value after the purchase or sale of shares.

       15.2 Participants should recognize that neither the Company nor the Trustee can assure participants of profits, protect participants against losses in the value of the shares purchased under the Plans or assure participants of future dividends.


16.    Tax Withholdings on Dividends
       -----------------------------

       16.1 A U.S. shareholder electing to participate in the Plan must provide his Taxpayer Identification Number (generally, an individual's Social Security Number) or certify that they are exempt from backup withholdings. Failure to provide a correct Taxpayer Identification Number will result in backup withholdings of a participant's dividends, as prescribed by applicable provisions of the Internal Revenue Code. Withholding may also occur upon notification from the Internal Revenue Service directing the Plan to institute backup withholdings.

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       16.2 A foreign shareholder who is a participant and whose dividends are subject to United States income tax withholding will have the amount of the tax to be withheld deducted from such dividends before reinvestment in additional shares for such participant's Plan account. The statements confirming purchases made for a foreign participant will indicate that tax has been withheld.

       16.3 The final statement received from the Company during any calendar year will include information for that year regarding total dividends paid on Plan shares. In addition, the Company will send each participant an IRS Form 1099-Dividend at year-end showing total dividends paid on shares held of record. Both statements should be retained for tax reporting purposes.


17.    Miscellaneous
       -------------

       17.1 This Plan is purely voluntary on the part of the Company. Neither the Plan's establishment nor any amendment nor the creation of any Plan account will be construed as giving participants any legal or equitable rights against the Company or the Trustee unless specifically provided for in the Plan or conferred by affirmative action of the Company or the Trustee according to the terms and provisions of the Plan. Such actions will not be construed as giving any employee the right to be retained in the service of the Company.

       17.2 Whenever any words are used herein in the masculine gender, they will be construed as though they were also used in the feminine gender in all cases where they would apply, and vice versa.
            Whenever any words are used herein in the singular form, they will be construed as though they were also used in the plural form in all cases where they would apply, and vice versa.

       17.3 The Plan will be governed by and construed according to the federal laws governing dividend reinvestment and stock purchase plans and according to the laws of the State of California where such laws are not in conflict with the aforementioned federal laws.

       IN WITNESS WHEREOF, Southwest Gas Corporation has adopted this amended and restated Plan effective March 7, 1995.

                                              SOUTHWEST GAS CORPORATION


                                              By: /s/  GEORGE C. BIEHL
                                                  -----------------------------

                                              Title:  SENIOR VICE PRESIDENT &
                                                        CHIEF FINANCIAL OFFICER

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